Exhibit 99.1

CONTACTS:
Investors
InvestorRelations@amerantbank.com
(305) 460-8728

Media media@amerantbank.com (305) 441-8414

AMERANT BANCORP INC. ANNOUNCES THE RETIREMENT OF

MILLAR WILSON AND THE APPOINTMENT OF GERALD “JERRY” P. PLUSH

AS VICE CHAIRMAN & CHIEF EXECUTIVE OFFICER

Current Director Jerry Plush assumes role from Millar Wilson,

who will remain as consultant and Director

CORAL GABLES, FL (Jan. 21, 2021) – Amerant Bancorp Inc. (NASDAQ: AMTB and AMTBB) (the “Company” or “Amerant”) today announced the appointment of Gerald P. Plush as Vice Chairman and Chief Executive Officer, as well as the forthcoming retirement of Millar Wilson, effective the day after Amerant files its 2020 Annual Report on Form 10-K, anticipated in March.

To ensure a smooth transition, effective February 15, 2021 and until formally appointed as Vice Chairman and Chief Executive Officer, Mr. Plush will serve as Executive Vice Chairman. Upon the filing of the Company’s 2020 Annual Report on Form 10-K, Mr. Wilson will formally retire and will remain as a member of the Board of Directors thereafter and as a consultant to the Company through the end of 2021 to support the transition.

Mr. Plush, who is currently on the Amerant Board, is a highly respected financial services industry professional with over 30 years of experience. He is currently a Partner at Patriot Financial Partners, L.P., but will be leaving this role prior to February 15, 2021 when he initiates employment with Amerant. Prior to his time with Patriot, he served in a number of senior executive leadership roles with Santander Holdings USA, Webster Bank and MBNA America, among others. Mr. Plush has extensive public and private company board experience, is actively involved in community service and has served on the board for a number of well-known not for profit organizations.

Frederick C. Copeland, Jr., Chairman of the Board, said, “We are extremely pleased to have Jerry join Amerant’s Management Team as its next Vice Chairman and CEO. He is recognized and respected industry-wide, and brings years of experience in corporate, commercial, small business and retail banking. As a member of our Board he has already been engaged with Amerant’s transformation strategy, and we are confident his unmatched background will be uniquely valuable to drive this strategy as well as Amerant’s growth as a best-in-class community bank.”

“On behalf of the entire Board and the Amerant team, we are truly grateful for Millar’s more than 40 years of dedication to our organization,” continued Copeland. “During his 12-year tenure as CEO, Millar oversaw the growth and expansion of the Company in Florida, Texas and New York, increasing the bank’s assets from $6 billion to nearly $8 billion. He also spearheaded our recent spin-off and subsequent listing and public offering of Amerant on the Nasdaq in 2018; initiated and led our transformation strategy, and expertly navigated us through one of the most challenging years in history. We could not have asked for a better leader and wish him all the best in his very well-deserved retirement.”

Millar Wilson, Vice Chairman and Chief Executive Officer of Amerant, added, “As I look back on my tenure as CEO, I do so with incredible pride and gratitude. Amerant today is the leading, independent community bank in Florida we dreamed of all those years ago, made possible by the incredible team I had the pleasure of working alongside for the past four decades, and by the guidance and support of our Board of Directors. Serving with these individuals has been a great honor. I look forward to serving as an advisor to Jerry, and to the organization as a whole. Knowing Jerry from his role on our Board, I have every confidence in his ability to successfully lead Amerant into a bright future. I too congratulate and welcome him in his new role.”

Jerry Plush, Incoming Vice Chairman and Chief Executive Officer of Amerant, said, “I am honored to serve in this new role and lead Amerant into its next phase of growth and evolution. The Company has a great culture and a strong position in the markets it serves. This is an exciting time to join Amerant, and I’m looking forward to working with everyone here, focusing on profitable growth and increasing shareholder value.”

About Amerant Bancorp Inc.

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc., Amerant Trust, N.A., and Elant Bank and Trust Ltd. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is one of the largest community banks headquartered in Florida. The Bank operates 25 banking centers – 18 in South Florida, 7 in the Houston, Texas area, and loan production offices in Dallas, Texas and New York, New York. For more information, please visit www.amerantbank.com or https://investor.amerantbank.com.

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